Exhibit 99.1

News Release
L.B. Foster Announces Strong Second Quarter Results with Organic Growth and Profitability Expansion Expected to Continue Through Balance of 2025

•Second quarter net income of $2.8 million up 1.3% over last year; Adjusted EBITDA1 of $12.2 million up 51.4% on 2.0% organic sales growth led by Precast Concrete business unit up 36.0%
•Robust order rates increased backlog1 to $269.9 million, up 8.1% over prior year; Rail backlog up 13.9% with recovery of Rail Products, up 28.4%, and growing demand for Global Friction Management, up 22.1%
•Revised 2025 guidance mid-points assume a 25.1% increase in Adjusted EBITDA versus last year on 2.7% organic sales growth; 2025 second half Adjusted EBITDA anticipated up 42.8% on 14.3% sales growth

PITTSBURGH, PA, August 11, 2025 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2025 second quarter operating results.
Second Quarter 2025 Highlights

	Three Months Ended June 30,		Change
	2025	2024	2025 vs. 2024

	(Unaudited)
Net sales	$143,558	$140,796	2.0%
Net income attributable to L.B. Foster Company	2,885	2,847	1.3%
Adjusted EBITDA[1]	12,231	8,077	51.4%
Net cash provided by (used in) operating activities	10,402	(4,954)	310.0%
Free cash flow[1]	7,729	(7,008)	210.3%
Total debt	81,628	87,173	(6.4)%
Gross Leverage Ratio[1]	2.2x	2.7x	(0.5)x
New orders[1]	$175,756	$170,993	2.8%
Backlog[1]	$269,929	$249,805	8.1%
Financial Guidance Update

2025 Full Year Financial Guidance	Low	High
Net sales	$535,000	$555,000
Adjusted EBITDA[1]	$40,000	$44,000
Capital spending as a percent of sales	~2.0%	~2.0%
Free cash flow[1]	$15,000	$25,000
CEO Comments
John Kasel, President and Chief Executive Officer, commented, "In line with our expectations, we achieved a strong, broad recovery in our business in the second quarter, with 2.0% organic sales growth delivering 51.4% higher Adjusted EBITDA. The improved results in the quarter were realized primarily in our Infrastructure segment with organic sales up 22.4%, led by 36.0% higher Precast Concrete sales. Rail sales remained soft in the quarter, down 11.2% versus last year. However, Rail backlog increased 42.5% during the quarter and was up 13.9% over last year, which sets a solid foundation for expected robust sales growth in the 2025 second half. We also realized significant operating expense leverage in the quarter, with the SG&A percentage of sales of 15.6% improving 200 bps versus last year. We're very pleased with our team's accomplishments in the quarter and the improving track we're on."
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding Adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, backlog, book-to-bill ratio, net debt, free cash flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

Mr. Kasel concluded, "We expect strong organic sales growth and profitability improvement to continue in the back half of 2025, led by North American demand recovery for our Rail segment. The increased Rail backlog over last year was driven by improvements in Rail Products, up 28.4%, and Global Friction Management, up 22.1%. These improvements more than offset a 37.9% decline in Technology Services and Solutions backlog driven primarily by our continued right-sizing of the United Kingdom portion of this business, as indicated by the $1.4 million restructuring charge taken in the quarter. The Infrastructure backlog also increased 3.1% over last year, with Precast Concrete up 1.2% and Steel Products up 7.4%, including a 36.8% increase for Protective Coatings. Margin profiles within the backlog continue to improve in line with our strategy, which along with continuing SG&A constraints should translate into expanding profitability through year end. Gross leverage per our recently-amended and extended revolving credit facility improved to 2.2x at quarter end, down from 2.5x in the first quarter and 2.7x last year. We anticipate $41 million in free cash flow in the second half of 2025 based on the mid-point of our guidance and expect to continue our share buy backs and further reduce leverage to a target range of 1.0x - 1.5x by year end. With increased borrowing capacity and flexibility now available, coupled with strong cash generation expected through year end, we're well positioned to continue our strategic playbook execution to drive shareholder returns through the balance of 2025 and beyond."

Second Quarter 2025 Consolidated Results
The Company’s second quarter performance highlights are reflected below:

	Three Months Ended June 30,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

	(Unaudited)
Net sales	$143,558	$140,796	$2,762	2.0%
Gross profit	30,900	30,513	387	1.3
Gross profit margin	21.5%	21.7%	(20) bps	(0.9)
Selling and administrative expenses	$22,382	$24,818	$(2,436)	(9.8)
Selling and administrative expenses as a percent of sales	15.6%	17.6%	(200) bps	(11.3)
Amortization expense	840	1,123	(283)	(25.2)
Operating income	$7,678	$4,572	$3,106	67.9
Net income attributable to L.B. Foster Company	2,885	2,847	38	1.3
Adjusted EBITDA[1]	12,231	8,077	4,154	51.4
New orders[1]	$175,756	$170,993	$4,763	2.8
Backlog[1]	$269,929	$249,805	$20,124	8.1

•Net sales for the 2025 second quarter increased $2.8 million, or 2.0%, over the prior year quarter. The increase was driven by strong sales growth in the Infrastructure Solutions ("Infrastructure") segment, improving $12.4 million, or 22.4%, over the prior year quarter. Partially offsetting these improvements were sales volume declines in the Rail, Technologies, and Services ("Rail") segment which declined $9.6 million, or 11.2%, from the prior year quarter.

•Gross profit for the 2025 second quarter increased $0.4 million, or 1.3%, over the prior year quarter. The improvement in gross profit was due to higher sales and improved business mix within Infrastructure, partially offset by $1.1 million of costs related to the Company's decision to exit the United Kingdom ("UK")-based Automation and Materials Handling product line ("AMH Exit"). Gross profit margins declined 20 basis points to 21.5% due to last year's results including a $0.8 million gain realized on the sale of an ancillary property coupled with the $1.1 million AMH Exit costs incurred in the current year.

•Selling and administrative expenses for the 2025 second quarter decreased $2.4 million, or 9.8%, from the prior year quarter. The decrease was primarily attributed to lower personnel costs and professional services expenditures which decreased $0.9 million and $0.5 million, respectively. Selling and administrative expenses for the 2025 second quarter include $0.3 million in AMH Exit costs and the prior year quarter includes $0.8 million in legal costs associated with a resolved legal matter. Selling and administrative expenses as a percentage of net sales decreased 200 bps to 15.6% in the current quarter.

•Operating income for the 2025 second quarter improved $3.1 million, or 67.9%, compared to the prior year quarter. The improvement was due to higher gross profit, lower selling and administrative expenses and lower amortization expense.

•Net income attributable to the Company for the 2025 second quarter was essentially flat compared to the prior year quarter. The Company recorded income tax expense of $3.4 million on pre-tax income of $6.3 million, for an effective income tax rate of 54.8%, compared to an effective rate of 10.9% in the prior year quarter. The Company's effective income tax rate for the 2025 second quarter differed from the federal statutory rate of 21% primarily due to the impact of pre-tax losses in the United Kingdom with a full valuation allowance for which no income tax benefit was recognized.

•Adjusted EBITDA for the second quarter of 2025 was adjusted for $1.4 million of costs associated with the AMH Exit, while the second quarter of 2024 was adjusted for the $0.8 million gain on the sale of fixed assets and $0.8 million for certain legal expenses. Adjusted EBITDA for the 2025 second quarter increased by $4.2 million, or 51.4%, over the prior year quarter.

•Cash provided by operating activities totaled $10.4 million in the second quarter of 2025, an increase of $15.4 million over cash used by operating activities of $5.0 million in the prior year quarter.

•Total debt as of June 30, 2025 was $81.6 million, a $0.9 million decrease during the quarter and a $5.5 million decrease from the prior year quarter. The Company's Gross Leverage Ratio per its credit facility was 2.2x as of June 30, 2025, down from 2.7x last year.

•New orders for the 2025 second quarter increased $4.8 million, or 2.8%, over the prior year quarter, with the increase realized in the Infrastructure segment. The trailing twelve month book-to-bill ratio1 was 1.04 : 1.00. Backlog increased $20.1 million, or 8.1%, compared to the prior year quarter, with increases in both the Rail and Infrastructure segments.

Second Quarter 2025 Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended June 30,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024
Net sales	$75,973	$85,594	$(9,621)	(11.2)%
Gross profit	$15,132	$17,875	$(2,743)	(15.3)
Gross profit margin	19.9%	20.9%	(100) bps	(4.6)
Segment operating income	$3,747	$5,501	$(1,754)	(31.9)
Segment operating income margin	4.9%	6.4%	(150) bps	(23.3)
New orders[1]	$114,345	$116,996	$(2,651)	(2.3)
Backlog[1]	$130,709	$114,794	$15,915	13.9

•Net sales for the 2025 second quarter decreased $9.6 million, or 11.2%, from the prior year quarter. The decline was primarily driven by an $8.7 million decline from lower volumes in the Rail Products business, coupled with lower volumes in our Technology Services and Solutions business with sales declining $3.9 million due to right-sizing initiatives in our UK business and overall commercial softness in the UK market. Partially offsetting these declines was an increase of $3.0 million in Global Friction Management sales.

•Gross profit for the 2025 second quarter decreased $2.7 million from the prior year quarter, and gross profit margins declined 100 basis points to 19.9%. The gross profit decline was driven primarily by lower sales volumes and $1.1 million of costs associated with the AMH Exit.

•Segment operating income for the 2025 second quarter decreased $1.8 million from the prior year quarter due primarily to lower gross profit partially offset by a decline in selling and administrative expenses. During the 2025 second quarter AMH Exit costs reduced operating income by $1.4 million.

•New orders decreased $2.7 million, driven largely by Technology Services and Solutions primarily due to our scaling back the UK business and timing of Global Friction Management orders. Partially offsetting these declines was a 3.1% increase in Rail Products orders. The trailing twelve month book-to-bill ratio was 1.06 : 1.00. Backlog increased $15.9 million over the prior year quarter driven by Rail Products and Global Friction Management, partially offset by a decrease in backlog for Technology Services and Solutions.

Infrastructure Solutions Segment

	Three Months Ended June 30,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024
Net sales	$67,585	$55,202	$12,383	22.4%
Gross profit	$15,768	$12,638	$3,130	24.8
Gross profit margin	23.3%	22.9%	40 bps	1.9
Segment operating income	$6,766	$3,623	$3,143	86.8
Segment operating income margin	10.0%	6.6%	340 bps	51.8
New orders[1]	$61,411	$53,997	$7,414	13.7
Backlog[1]	$139,220	$135,011	$4,209	3.1

•Net sales for the 2025 second quarter improved $12.4 million, or 22.4%, over the prior year quarter. Sales increased due to strong sales growth in Precast Concrete Products, which increased $12.2 million, or 36.0% over the prior year quarter. Sales volumes in the Steel Products business unit increased $0.2 million, or 0.7% due to sales volume growth in the Protective Coatings business offset by declines in the bridge forms product line and the exit of the bridge grid deck product line.

•Gross profit for the 2025 second quarter increased $3.1 million and gross profit margins expanded 40 basis points to 23.3%, driven by higher sales volumes in the Precast Concrete Products and Protective Coatings businesses. Gross profit for the second quarter of 2024 includes a $0.8 million gain realized on the sale of an ancillary property.

•Segment operating income for the 2025 second quarter improved $3.1 million over the prior year quarter due to improved gross profit levels.

•Second quarter new orders increased $7.4 million, or 13.7%, over the prior year quarter, due to order growth in the Precast Concrete Products business. The trailing twelve month book-to-bill ratio was 1.02 : 1.00. Backlog was up $4.2 million, or 3.1%, over the prior year quarter, including a $7.9 million increase, or 36.8%, in backlog for the Protective Coatings business.

First Six Months Consolidated Highlights

	Six Months Ended June 30,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

	(Unaudited)
Net sales	$241,350	$265,116	$(23,766)	(9.0)%
Gross profit	51,051	56,689	(5,638)	(9.9)
Gross profit margin	21.2%	21.4%	(20) bps	(0.9)
Selling and administrative expenses	$43,334	$47,688	$(4,354)	(9.1)
Selling and administrative expenses as a percent of sales	18.0%	18.0%	0 bps	—
(Gain) on sale of former joint venture facility	—	(3,477)	3,477	100.0
Amortization expense	1,962	2,340	(378)	(16.2)
Operating income	$5,755	$10,138	$(4,383)	(43.2)
Net income attributable to L.B. Foster Company	775	7,283	(6,508)	(89.4)
Adjusted EBITDA[1]	14,053	14,010	43	0.3
New orders[1]	$324,820	$303,378	$21,442	7.1
Backlog[1]	$269,929	$249,805	$20,124	8.1

•Net sales for the first six months of 2025 decreased $23.8 million, or 9.0%, from the prior year period. Rail segment sales volumes declined $38.2 million, or 22.7%, due to an exceptionally strong prior year period and softer demand in the current year for Rail Products, as well as downsizing activities and overall commercial weakness for our UK business. Partially offsetting these declines were higher sales in the Infrastructure segment which improved $14.5 million, or 14.9%, over the prior year period due to strength in Precast Concrete Products, partially offset by the Steel Products business unit.

•Gross profit for the first six months of 2025 decreased $5.6 million, or 9.9%, from the prior year period and gross profit margins declined 20 basis points to 21.2%. The decline in gross profit was due to lower Rail volumes, AMH Exit costs of $1.1 million in the current period and the $0.8 million prior year gain realized. These impacts were partially offset by gross profit expansion in Infrastructure from improved sales mix.

•Selling and administrative expenses for the first six months of 2025 decreased $4.4 million, or 9.1%, from the prior year period. The decrease was primarily attributed to lower personnel, professional services and legal costs. Partially offsetting this decline were $0.3 million of costs associated with the AMH Exit. Selling and administrative expenses as a percentage of net sales was unchanged at 18.0%.

•Operating income for the first six months of 2025 was unfavorable $4.4 million compared to the prior year period. The decline was due to lower gross profit and the prior year gain of $3.5 million on the sale of the former joint venture facility in Magnolia, Texas, partially offset by lower selling and administrative expenses.

•Net income attributable to the Company for the first six months of 2025 was $6.5 million lower compared to the prior year period due to lower operating income and a higher effective tax rate in the current year.

•Adjusted EBITDA for the first six months of 2025 was adjusted for $1.4 million of costs associated with the AMH Exit, while the first six months of 2024 was adjusted for a $4.3 million gain on the sales of fixed assets and $0.8 million for certain legal expenses. Adjusted EBITDA for the first six months of 2025 was $14.1 million, essentially flat with the prior year period.

•Cash used by operating activities totaled $15.7 million for the first six months of 2025, a $10.7 million improvement compared to cash used by operating activities of $26.4 million in the prior year period.

•New orders for the first six months of 2025 increased $21.4 million, or 7.1%, over the prior year period, with the increase realized in the Infrastructure segment.

Second Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2025 operating results on Monday, August 11, 2025 at 8:30 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through August 18, 2025 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register-conf.media-server.com/register/BId46c7a2b91f74517a93fd1b2c24065fc to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of products and services for the rail and infrastructure markets. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes free cash flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of free cash flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Fifth Amended and Restated Credit Agreement dated June 27, 2025, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, tariffs or trade wars, inflation, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters and the impact of environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, the imposition of increased or new tariffs, and trade restrictions or embargoes, or uncertainties relating to the imposition of tariffs; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, and to realize anticipated synergies and benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; emerging technologies, including those related to or arising from artificial intelligence, and resultant risks to our business and operations; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, as well as our ability to reestablish effective disclosure controls and procedures; any change in policy or other change due to the results of the UK’s 2024 parliamentary election and the U.S. 2024 Presidential election that could affect UK or U.S. business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of or delay in state or federal funding for infrastructure projects; an increase in manufacturing or material costs, including volatility in steel prices; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Lisa Durante
412-928-3400, and follow the prompts
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Sales of goods	$129,071	$122,417	$215,619	$226,880
Sales of services	14,487	18,379	25,731	38,236
Total net sales	143,558	140,796	241,350	265,116
Cost of goods sold	98,619	93,715	165,557	175,257
Cost of services sold	14,039	16,568	24,742	33,170
Total cost of sales	112,658	110,283	190,299	208,427
Gross profit	30,900	30,513	51,051	56,689
Selling and administrative expenses	22,382	24,818	43,334	47,688
(Gain) on sale of former joint venture facility	—	—	—	(3,477)
Amortization expense	840	1,123	1,962	2,340
Operating income	7,678	4,572	5,755	10,138
Interest expense - net	1,490	1,493	2,633	2,618
Other income - net	(95)	(84)	(413)	(337)
Income before income taxes	6,283	3,163	3,535	7,857
Income tax expense	3,444	346	2,813	635
Net income	2,839	2,817	722	7,222
Net loss attributable to noncontrolling interest	(46)	(30)	(53)	(61)
Net income attributable to L.B. Foster Company	$2,885	$2,847	$775	$7,283

Per share data attributable to L.B. Foster shareholders:
Basic earnings per common share	$0.28	$0.26	$0.07	$0.68
Diluted earnings per common share	$0.27	$0.26	$0.07	$0.66

Average number of common shares outstanding - Basic	10,439	10,793	10,489	10,777
Average number of common shares outstanding - Diluted	10,853	11,060	10,945	11,062

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,186	$2,454
Accounts receivable - net	71,415	64,978
Contract assets - net	12,972	16,720
Inventories - net	75,443	70,506
Other current assets	9,468	6,947
Total current assets	173,484	161,605
Property, plant, and equipment - net	76,305	75,374
Operating lease right-of-use assets - net	23,324	18,480
Other assets:
Goodwill	33,315	31,907
Other intangibles - net	12,879	14,801
Deferred tax assets	26,299	28,900
Other assets	4,319	3,483
TOTAL ASSETS	$349,925	$334,550
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,888	$50,083
Deferred revenue	9,032	10,205
Accrued payroll and employee benefits	7,768	15,393
Current maturities of long-term debt	182	167
Other accrued liabilities	11,741	12,448
Total current liabilities	68,611	88,296
Long-term debt	81,446	46,773
Deferred tax liabilities	1,134	1,150
Long-term operating lease liabilities	19,777	14,709
Other long-term liabilities	3,716	4,608
Stockholders' equity:
Common stock	111	111
Paid-in capital	42,325	43,550
Retained earnings	168,354	167,579
Treasury stock	(16,213)	(11,208)
Accumulated other comprehensive loss	(20,135)	(21,716)
Total L.B. Foster Company stockholders’ equity	174,442	178,316
Noncontrolling interest	799	698
Total stockholders’ equity	175,241	179,014
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$349,925	$334,550

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and free cash flow. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three and six months ended June 30, 2025, the Company made adjustments to exclude the AMH Exit costs. In the three and six months ended June 30, 2024, the Company made adjustments to exclude the gain on an asset sale and a legal settlement. The Company believes the results adjusted to exclude these items are useful to investors as these items are non-routine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. The following tables present quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and free cash flow (in thousands, except for percentages and ratios):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Adjusted EBITDA Reconciliation
Net income, as reported	$2,839	$2,817	$722	$7,222
Interest expense - net	1,490	1,493	2,633	2,618
Income tax expense	3,444	346	2,813	635
Depreciation expense	2,267	2,362	4,572	4,736
Amortization expense	840	1,123	1,962	2,340
Total EBITDA	$10,880	$8,141	$12,702	$17,551
AMH Exit Costs	1,351	—	1,351	—
Gain on asset sale	—	(815)	—	(4,292)
Legal expense	—	751	—	751
Adjusted EBITDA	$12,231	$8,077	$14,053	$14,010

	June 30, 2025	March 31, 2025	June 30, 2024
Net Debt Reconciliation
Total debt	$81,628	$82,498	$87,173
Less: cash and cash equivalents	(4,186)	$(2,612)	$(3,148)
Net debt	$77,442	$79,886	$84,025

	Three Months Ended June 30,
	2025	2024
	(Unaudited)
Free Cash Flow Reconciliation
Net cash provided by (used in) operating activities	$10,402	$(4,954)
Less capital expenditures on property, plant, and equipment	(2,673)	(2,054)
Free cash flow	$7,729	$(7,008)